Exhibit 10(a) (8)
EMPLOYMENT, CONSULTING
(AND NON-COMPETITION) AGREEMENT

DATE:	June 15, 2007

PARTIES:	Robert K. Hill	Universal Forest Products Western Div., Inc.
	5974 Watson Drive	(and its affiliates and subsidiaries)
	Fort Collins, CO 80528	2801 East Beltline NE
	(herein “Hill”	Grand Rapids, MI 49525
(herein “UFP” or the “Company”)
The Parties agree as follows:
SECTION 1. RETIREMENT.
Hill is currently the President of Universal Forest Products Western Division, Inc. From June 15, 2007 to December 31, 2007, Hill shall remain an officer of UFP. The Company will appoint a new President of Universal Forest Products Western Division, Inc., effective July 1, 2007. Effective January 1, 2008 (the “Effective Date”), Hill shall be deemed to have resigned as an officer of the Company and will become a consultant to the Company. As of the Effective Date, Hill releases UFP from any employment obligations and wishes to enter into a consulting agreement as described in this document.
SECTION 2. RETENTION OF HILL AS CONSULTANT.
2.1 Effective Date. As of the Effective Date, UFP shall retain Hill as an independent contractor and consultant. Hill accepts such consulting relationship upon the terms and conditions set forth in this Agreement.
2.2 Services. Hill agrees to provide sales, manufacturing and purchasing consulting for the exclusive benefit of UFP. Hill shall perform such consulting services faithfully for UFP during the term of this Agreement. The initial consulting services are listed on Appendix “A” and may be amended in writing as agreed by the parties.
2.3 Condition Precedent. UFP’s obligations hereunder, including but not limited to the Compensation described in Section 3 of this Agreement, are expressly conditioned upon the execution of the Full and Final Release by Hill on or before December 31, 2007. The Full and Final Release is attached as Appendix “B.”

SECTION 3. COMPENSATION.
3.1 Employment Compensation. For the period ended fiscal year 2007, Hill shall receive his normal base salary, ROI bonus consisting of 25% of the Universal Forest Products Western Division pool plus a portion of the discretionary pool (minimum 10% and maximum 25%), as determined by Hill and the CEO, and officer benefits package.
3.2 Consulting Fee and Expense Reimbursement. On the Effective Date, in full satisfaction for all consulting services rendered by Hill for UFP under this Agreement, UFP shall pay Hill’s consulting business a consulting fee as follows:
(a) Thirty Thousand Three Hundred Fifty Two Dollars and 08/100 ($30,352.08) per month, in exchange for up to two (2) days or twenty (20) hours per week. Some weeks may require more time, and other weeks may require less time, as agreed by the parties.
(b) Hill and his spouse shall be eligible for COBRA continuation of medical benefits effective January 1, 2008. The fee for standard salaried insurance will be paid by UFP for the 18 months of COBRA coverage, or longer, if eligible. From July 1, 2009 through November 30, 2012, UFP shall pay the premium for a Colorado Preferred Blue Cross policy, or its similarly priced equivalent, with a reasonable deductible, for Hill and his spouse. Hill shall be responsible for all deductibles, co-pays and policy limitations.
(c) After December 31, 2007, Hill will be responsible for all of Hill’s costs to perform the obligations under this agreement. UFP will reimburse Hill for business telephone and internet access used for UFP business as agreed by the CEO and Hill. If Hill is required by UFP to travel to perform specific duties, UFP will reimburse the ordinary and necessary costs to travel and perform such duties.
3.3 Other Compensation and Fringe Benefits. Except as set forth in this Agreement, Hill shall not receive any other compensation from UFP or participate in or receive benefits under any other UFP fringe benefit programs, including, without limitation, disability, life insurance, bonus, and profit sharing benefits. On the Effective Date, Hill shall receive a one-time payment of Five Thousand Dollars ($5,000.00).
SECTION 4. NATURE OF RELATIONSHIP; EXPENSES.
4.1 Independent Contractor. As of the Effective Date, Hill shall be an independent contractor and shall not be the employee, servant, agent, partner, or joint venturer of UFP, or any of its officers, directors, or consultants. Except as expressly provided herein, Hill shall not have the right to or be entitled to any of the employee benefits of UFP or its subsidiaries except as expressly agreed in writing. Hill has no authority to assume or create any obligation or liability, express or implied, on UFP’s behalf or in its name or to bind UFP in any manner whatsoever.

4.2 Insurance and Taxes. Hill agrees to arrange for Hill’s own liability, disability, and workers’ compensation insurance, and that of Hill’s employees, if any. Hill agrees to be responsible for Hill’s own tax obligations accruing as a result of payments for services rendered under this Agreement, as well as for the tax withholding obligations with respect to Hill’s employees, if any. It is expressly understood and agreed by Hill that should UFP for any reason incur tax liability or charges whatsoever as a result of not making any withholdings from payments for services under this Agreement, Hill will reimburse and indemnify UFP for the same. Hill agrees to sign independent contractor agreement(s) containing terms sufficient to comply with Colorado and Federal law regarding his status as an independent contractor.
4.3 Equipment, Tools, Consultants and Overhead. Except as set forth in this Agreement, Hill shall provide, at his own expense, all equipment and tools needed to provide services under this Agreement, including the salaries of and benefits provided to any employees of Hill. Hill shall be responsible for all of Hill’s overhead costs and expenses.
SECTION 5. TERM.
5.1 Initial Term; Renewal. The consulting relationship under this Agreement shall commence on the Effective Date and continue in effect until December 31, 2010. The parties may mutually agree in writing to extend this Agreement.
5.2 Effect of Termination. Termination of the consulting relationship shall not affect the provisions of Sections 6, 7 and 8, which provisions shall survive any termination in accordance with their terms.
SECTION 6. DISCLOSURE OF INFORMATION.
Hill acknowledges that UFP’s trade secrets, private or secret processes as they exist from time to time, and information concerning customers and their identity, products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning customers of UFP, as well as information relating to the management, operation, or planning of UFP, herein the (“Proprietary Information”) are valuable, special, and unique assets of UFP, access to and knowledge of which may be essential to the performance of Hill’s duties under this Agreement as an employee or as a consultant.

In light of the highly competitive nature of the industry in which UFP conducts business, Hill agrees that all Proprietary Information obtained by Hill as a result of its relationship with UFP shall be considered confidential. In recognition of this fact, Hill agrees that Hill will not, during and after the Consulting Period, disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever, and Hill will not make use of any Proprietary Information for Hill’s own purposes or for the benefit of any other person or entity (except UFP) under any circumstances. Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any of the Proprietary Information to the extent that such Proprietary Information (1) is or becomes publicly available other than as a result of acts by Hill in violation of this Agreement; or (2) is, on the advice of counsel, required to be disclosed by law or legal process.
SECTION 7. NONCOMPETITION AGREEMENT.
In order to further protect the confidentiality of the Proprietary Information and in recognition of the highly competitive nature of the industries in which UFP conducts its businesses, and for the consideration set forth herein, Hill further agrees that during and for the period June 15, 2007 and ending on December 31, 2010.
7.1 Hill will not directly or indirectly engage in any Business Activities (hereinafter defined), other than on behalf of UFP, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly-traded corporation), consultant, advisor, agent, or other participant, in any geographic area in which the products or services of UFP have been distributed or provided during the period of Hill’s employment or consulting relationship with UFP. For purposes of this Agreement, the term “Business Activities” shall mean the design, development, manufacture, sale, marketing, or servicing of UFP’s products, together with all other activities engaged in by UFP or any of its subsidiaries at any time during Hill’s employment or consulting relationship with UFP, and activities in any way related to activities with respect to which Hill renders consulting services under this Agreement.
7.2 Hill will not directly or indirectly engage in any of the Business Activities (other than on behalf of UFP) by supplying products or providing services to any customer with whom UFP has done any business during the consulting relationship with UFP, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, or other participant.

7.3 Assistance to Others. Hill will not directly or indirectly assist others in engaging in any of the Business Activities in any manner prohibited to Hill under this Agreement.
SECTION 8. DESIGNS, INVENTIONS, PATENTS AND COPYRIGHTS.
8.1 Intellectual Property. Hill and UFP shall agree, at the outset of any project, as to the scope of the project and Hill’s role therein (the “Project Scope”). Hill shall promptly disclose, grant, and assign to UFP for its sole use and benefit any and all designs, inventions, improvements, technical information, know-how and technology, and suggestions within the Project Scope relating in any way to the products of UFP or capable of beneficial use by customers to whom products or services of UFP are sold or provided, that Hill may conceive, develop, or acquire while consulting with UFP (whether or not during usual working hours), together with all copyrights, trademarks, design patents, patents, and applications for copyrights, trademarks, divisions of pending patent applications, applications for reissue of patents and specific assignments of such applications that may at any time be granted for or upon any such designs, inventions, improvements, technical information, know-how, or technology (Intellectual Property).
8.2 Assignments and Assistance. In connection with the rights of UFP to the Intellectual Property, Hill shall promptly execute and deliver such applications, assignments, descriptions, and other instruments as may be necessary or proper in the opinion of UFP to vest in UFP title to the Intellectual Property and to enable UFP to obtain and maintain the entire right and title to the Intellectual Property throughout the world. Hill shall also render to UFP, at UFP’s expense, such assistance as UFP may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any of said applications or patents, and in any litigation in which UFP may be involved relating to the Intellectual Property.
8.3 Copyrights. Hill agrees to, and hereby grants to UFP, title to all copyrightable material first designed, produced, or composed in the course of or pursuant to the performance of work under this Agreement, which material shall be deemed “works made for hire” under Title 17, United States Code, Section 1.01 of the Copyright Act of 1976. Hill hereby grants to UFP a royalty-free, nonexclusive, and irrevocable license to reproduce, translate, publish, use, and dispose of, and to authorize others so to do, any and all copyrighted or copyrightable material created by Hill as a result of work performed under this Agreement but not first produced or composed by Hill in the performance of this Agreement, provided that the license granted by this paragraph shall be only to the extent Hill now has, or prior to the completion of work under this Agreement or under any later agreements with UFP relating to similar work may acquire, the right to grant such licenses without UFP becoming liable to pay compensation to others solely because of such grant.

SECTION 9. MISCELLANEOUS PROVISIONS.
9.1 Assignment. This Agreement shall not be assignable by either party, except by UFP to any subsidiary or affiliate of UFP (now or hereafter existing) or to any successor in interest to UFP’s business.
9.2 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.
9.3 Notice. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the address stated on the first page of this Agreement. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.
9.4 Litigation Expense. In the event of a default under this Agreement, the defaulting party shall reimburse the nondefaulting party for all costs and expenses reasonably incurred by the nondefaulting party in connection with the default, including without limitation attorney’s fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney’s fees at the trial level and on appeal.
9.5 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
9.6 Applicable Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Colorado. Venue for any action brought to enforce this Agreement shall be brought in the courts of the State of Colorado.
9.7 Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

UNIVERSAL FOREST PRODUCTS
WESTERN DIVISION, INC.:

By:

Its:

Robert K. Hill

APPENDIX A
INITIAL CONSULTING SERVICES
1.	Provide consultation to the CEO of UFP, the President of Universal Forest Products Western Division, Inc., or other employees of the Company, as approved by the CEO and Hill.

2.	Provide information on Hill’s past activities on behalf of the Company.

3.	Cooperate with UFP to ensure a smooth management transition.

APPENDIX B
FULL AND FINAL RELEASE
In consideration of the benefits provided to me by Universal Forest Products, Inc. contained in the Employment, Consulting (and Non-Competition) Agreement (the “Agreement”) dated June 15, 2007, I hereby agree as follows:
1. The Company. When used herein, “the Company” includes any parent, subsidiary, and affiliated companies of Universal Forest Products, Inc. and its and their successors, assigns, officers, directors, agents, employees and attorneys, past, present or future, jointly and individually (collectively, “the Company”).
2. Release of Claim. I release and forever discharge the Company from any and all claims, disputes, causes of action, administrative proceedings, legal actions, whether arising out of statutory law, common law or equity, and damages, known or unknown, which I have or may have against the Company, however denominated (the “Claims”), including, but not limited to, Claims related to my employment, the conduct of business during my employment, any claims of discrimination under any Federal, state or local law, rule or regulation, including claims under the Age Discrimination in Employment Act (ADEA), any claims under the Older Workers Benefits Protection Act, Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Workers Disability Compensation Act, the Americans with Disabilities Act, any Claim for violation of any other federal, state or local law, rule or regulation, any Claim for wrongful termination of employment, wrongful layoff, failure to recall to work, breach of contract, violation of any policy, practice or procedure of the Company, denial of any employment benefit, constructive discharge, retaliatory discharge, breach of the covenant of good faith and fair dealings, detrimental reliance, termination in violation of public policy, violation of any whistleblowers statute, negligent supervision, negligent conducting of performance appraisal, libel, slander, defamation, sexual or any other type of harassment, intentional or negligent infliction of emotional distress, tortious interference with business relations or prospective employers, providing false references, any Claims to reinstatement or future employment, any Claim for damages, attorney fees or costs and any Claims occurring or existing through the date of this Release. Employee does not waive the right to file a lawsuit to enforce the Agreement and this Appendix B. The right to file the lawsuit shall apply solely to the equity powers of the court to enforce the arbitration provisions herein.
3. Scope of Release. Except as provided below, this Release covers all Claims arising from or in connection with my employment with and separation from the Company as well as any Claims occurring or existing through the date of this Release. This Release does not apply to (a) my rights under the Consulting Agreement, (b) Claims against any person other than the Company that is unrelated to my employment and the conduct of business during my employment.

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4. Prior Claims. I have not filed any claim, administrative proceedings or legal action against the Company.
5. Subsequent Legal Action. I will not initiate, assist or cooperate in any charge, claim, complaint or legal action against the Company with any federal, state or local administrative agency or court, or with any other person (the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability entity, a trust, an unincorporated organization, and a government or any department or agency thereof), unless so ordered by a duly authorized court, legislative committee or grand jury, as for enforcement of this Agreement.
6. Derogatory Comments. I shall not make any derogatory statements regarding the Company.
7. Resignations. Effective with the date of my separation from employment, I resign as an employee, officer and /or a director of the Company, and its subsidiaries and affiliates.
8. Finality of Release. I recognize that I may be mistaken as to the facts and/or law upon which I may be relying in executing this Release or that additional facts may exist of which I am not presently aware. Nonetheless, I have been fully advised and understand the finality of this Release and intend to be bound by it.
9. Review of Document. I acknowledge that the Company has advised me in writing to consult with an attorney regarding this Agreement. I have had the opportunity to read and discuss this Release with the Company and I have had an opportunity to review this Release with my own legal counsel.
10. Review and Revocation Periods. I have been given twenty one (21) days within which to consider this Release before executing it. I have been advised that I may revoke this Release for a period of seven (7) calendar days following the execution of this Release and that this Release is not effective until the revocation period has expired.

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11. Authority to Release. I have the authority to release the claims which are released herein, and no claims referred to herein have been previously assigned to or are owned by any other person or entity.
12. Arbitration. Any dispute arising out of the interpretation or application of this Agreement shall be submitted to binding arbitration and the fees and expenses of the Arbitrator shall be paid by the unsuccessful party.
13. Entire Agreement. No other written or oral promises, inducement or agreements have been made by the Company to me other than those made in the Consulting Agreement, attached hereto. I understand that this Release may not be modified, altered or changed in any respect, except upon the express prior written consent by me and the Company.
14. Severability. If after the date of execution of this Release, any provision of this Release is held to be illegal, invalid or unenforceable, such provision shall be fully severable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
15. Governing Law. This Release shall be construed in accordance with and shall be governed by the internal laws of the State of Colorado.

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IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.
THIS IS A RELEASE. READ BEFORE SIGNING.

UNIVERSAL FOREST PRODUCTS
WESTERN DIVISION, INC.

Witness:

By:

Its:

Witness:

Robert K. Hill

Acknowledged by Counsel for Employee:

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